Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BlackRock, Inc. of our report dated September 24, 2009, except with respect to our opinion on the combined financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests discussed in Note 1, as to which the date is November 20, 2009 relating to the combined financial statements of Barclays Global Investors, which appears in BlackRock, Inc.’s Current Report on Form 8-K/A dated December 4, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA

September 10, 2010